Exhibit 99.1

Contact

Billy Balfour

Bottomline Technologies

bbalfour@bottomline.com

603-501-5219

Bottomline Technologies Appoints Garen Staglin to Board of Directors

Former First Data Corporation Director Strengthens Company Board

PORTSMOUTH, N.H. – May 31, 2007—Bottomline Technologies (NASDAQ: EPAY), a leading provider of collaborative payment and invoice automation solutions, today announced the appointment of Garen Staglin to the company’s Board of Directors.

“Garen Staglin is an experienced and knowledgeable board member. He will be a valuable asset to Bottomline as we execute on our current strategy as well as refine our long-term growth plan,” said Rob Eberle, President and CEO of Bottomline Technologies. “We are delighted to add Garen to our Board.”

Mr. Staglin served on the First Data Corporation Board of Directors from 1992 to 2002, a period in which the company grew to more than $7 billion in revenue. He is the former Chief Executive Officer of eONE Global LP, an affiliate of First Data Corporation and provider of advanced transaction processing and payment services. Mr. Staglin also served as CEO and Chairman of Safelite Auto Glass and as Group President of ADP Automotive Claims Services. A senior advisor with FT Ventures LP, Mr. Staglin is also an active member of the Board of Directors for ExL Services, an India-based business process outsourcing solution provider focused on finance and accounting; Solera, Inc., a global software, technology and services provider to the automobile and insurance claims industries; and Global Document Solutions, a supplier of integrated business communications and document processing services.

“Through its vision, product offering and financial process expertise, Bottomline has demonstrated it has the capability to capitalize on its market opportunities both domestically and internationally,” said Mr. Staglin. “This is an exciting time to be joining the company, and I’m looking forward to working with the executive management team and other Board members to assist and advise Bottomline to advance its strategic objectives.”

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides collaborative payment and invoice automation solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes and transactions involving global payments, invoice approval, purchase-to-pay, collections, cash management and document process automation. Organizations trust these solutions to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies and the BT logo are trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions and other factors discussed in the Company’s Form 10-Q filed May 2007. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.